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                                                                      Exhibit 12

                            TRW Inc. and Subsidiaries
                        Computation of Ratio of Earnings
                          to Fixed Charges - Unaudited

                         (In millions except ratio data)


                                            Years Ended December 31
                              ---------------------------------------------------
                                1995       1994      1993      1992     1991
                              --------   --------  --------  -------- --------
Earnings(loss) before
  income taxes and
  cumulative effect of
  accounting changes           $708.2    $534.5    $359.1    $347.6   $(129.4)(A)

Unconsolidated affiliates         2.3      (0.6)      0.7      (0.9)     (1.0)

Minority earnings                13.8       5.2       5.7       2.6      (7.8)

Fixed charges excluding
  capitalized interest          155.6     160.9     194.0     227.1     254.3
                                -----     -----     -----     -----     -----

Earnings                       $879.9    $700.0    $559.5    $576.4    $116.1
                                -----     -----     -----     -----     -----

Fixed Charges:
Interest expense               $ 94.9    $104.8    $137.8    $162.9    $189.6

Capitalized interest              5.1       6.6       7.9      12.7      10.1

Portion of rents representa-
  tive of interest factor        59.6      54.7      54.0      64.0      64.4

Interest expense of uncon-
  solidated affiliates            1.1       1.4       2.2       0.2       0.3
                                -----     -----     -----     -----     -----

Total fixed charges            $160.7    $167.5    $201.9    $239.8    $264.4
                                -----     -----     -----     -----     -----

Ratio of earnings to fixed
  charges                         5.5x      4.2x      2.8x      2.4x      0.4x(A)
                                -----     -----     -----     -----     -----
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(A)  The 1991 loss before income taxes of $129.4 million includes a charge of
     $343 million to cover costs associated with divestment and restructuring activities.  Excluding this charge, the ratio of earnings to fixed charges would have been 1.7x.